Exhibit 99.2

PRESS RELEASE
FOR IMMEDIATE RELEASE

AURUM SIGNS AGREEMENT FOR THE CENTURY GOLD PROJECT

Melbourne, Australia - February 22, 2011 - Aurum, Inc (“Aurum”) (AURM:OTCBB) is pleased to announce that its 100% subsidiary Aurum Resources Pty Ltd has entered into an Agreement with the shareholders of the Lao Inter Mining Options Ltd (“LIMO”) which will result in Aurum acquiring an option to purchase LIMO’s 20% interest in Argonaut Resources (Laos) Ltd which is the beneficial owner of the 223 square kilometer (55,105 acres) Century Thrust Tenement (“the Century Tenement”) for $1,350,000.

This Agreement in conjunction with the agreement with the Argonaut group of companies (see press release of 25 January 2011) enables Aurum to acquire at its option 71% of the Century Tenement.

Aurum’s ability to acquire a 71% interest in the Century Tenement is an important development for Aurum providing the Company with a high quality initial project which has great potential for becoming a gold producing asset. The Agreement also gives Aurum a solid operational foothold in the country, which is a critical first step in realizing the Company’s long term growth plans to become a significant explorer and miner in Laos.

Forward-Looking Statements

Forward-looking statements in this press release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, the risks of exploration and development stage projects, risks associated with environmental and other regulatory matters, mining risks and competition and the volatility of mineral prices. Actual results and timetables could vary significantly. Additional information about these and other factors that could affect the Company’s business is set forth in the Company’s filings with the Securities and Exchange Commission.

For further information, please contact:

Mr. Joseph Gutnick	General Manager Business
Chief Executive Officer	New York Office
Aurum, Inc.	Aurum, Inc.
Tel: +011 613 8532 2800	Tel: (212) 223 0018
Fax: +011 613 8532 2805	Fax: (212) 223 1169
E-mail: josephg@axisc.com.au	E-mail: mordig@axisc.com.au